Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 2, 2005, relating to the consolidated financial statements of Perficient, Inc. which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated February 2, 2005, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Houston, Texas

May 3, 2005